ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98           0     837,623   1,534,117   13.59%    9,184,152    6.78%
 Feb-98  12,394,657     837,623     875,380    7.99%    8,466,829    6.44%
 Mar-98           0     763,772     441,078    4.16%    9,525,082    7.49%
 Apr-98           0     763,772     362,626    3.43%    9,677,424    7.63%
 May-98  13,703,050     763,772     333,538    3.29%    8,533,136    7.02%
 Jun-98           0     682,124     425,745    4.33%    8,021,835    6.79%
 Jul-98           0     682,124     423,743    4.47%    7,089,608    6.23%
 Aug-98  10,928,178     682,124     317,731    3.47%    7,057,718    6.43%
 Sep-98           0     617,011     259,010    2.92%    7,357,789    6.91%
 Oct-98           0     617,011     228,571    2.67%    7,385,865    7.19%
 Nov-98   9,119,316     617,011     398,528    4.79%    6,918,068    6.93%
 Dec-98           0     562,675     329,626    4.10%    6,821,147    7.07%
        ____________ ___________ ___________
 Totals  46,145,201   8,426,643   5,929,692

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.